Exhibit 99.2

FOR IMMEDIATE RELEASE

For more information:

Ross Ely, MPC Corporation

Phone (208) 893-1560

Email investorrelations@mpccorp.com

MPC CORPORATION ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER AND APPOINTMENT OF REPLACEMENT

Nampa, ID, April 18, 2007— MPC Corporation (AMEX:MPZ) today announced that its Board of Directors has appointed Curtis M. Akey as its new Chief Financial Officer, replacing Michael R. Whyte, who resigned to pursue other business opportunities.

Akey joined MPC in January 2007 as Vice President for Corporate Development and Treasurer. He has played a major role in directing the company’s cash management as well as building a strategic plan for MPC’s future development.

Prior to joining MPC, Akey worked for fifteen years in finance and accounting roles, including five years with Merrill Lynch & Co. and five years with Bathgate Capital Partners LLC. He has extensive experience in both corporate finance and mergers & acquisitions. Akey has been associated with MPC in an advisory capacity since July 2005.

“We are extremely pleased to elevate Curtis Akey to the role of Chief Financial Officer,” said John P. Yeros, Chief Executive Officer of MPC Corporation. “Curtis has added tremendous value since coming on board in January, and was instrumental to the company’s success before that in his advisory role. Curtis has an excellent understanding of MPC’s business and will be an even bigger asset to the company in his new role. In addition, I would like to thank Mike Whyte for his contributions to the company as CFO over the past six months. Mike played an important role in strengthening our financial reporting and accounting systems.”

Whyte will remain with the company on a paid consulting basis until the transition is complete.

About MPC Corporation:

MPC Corporation (AMEX: MPZ), through its subsidiary MPC Computers, provides enterprise IT hardware solutions to mid-sized businesses, government agencies and education organizations. MPC offers standards-based server and storage products, along with PC products and computer peripherals, all of which are backed by an industry-leading level of service and support. For more information, visit MPC online at www.mpccorp.com.

Cautionary Statement

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of MPC Corporation to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Other factors, which could materially affect forward-looking statements, can be found in MPC Corporation's filings with the Securities and Exchange Commission, including risk factors at www.sec.gov. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and MPC Corporation undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.